THOMAS F. PRISBY, CHAIRMAN
CFS Bancorp, Inc. 707 Ridge Road, Munster, Indiana 46321

January 29, 2009
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Office
                        219-836-2960

CFS Bancorp, Inc. Announces Financial Results for the Fourth Quarter 2008

MUNSTER, IN – January 29, 2009 – CFS Bancorp, Inc. (NASDAQ: CITZ) (the Company), the parent of Citizens Financial Bank (the Bank), today reported a net loss of $9.7 million for the fourth quarter of 2008, or $(0.95) per share, as a result of a $16.9 million provision for losses on loans, a $1.2 million goodwill impairment and a $282,000 other-than-temporary impairment charge related to its investment in Fannie Mae and Freddie Mac preferred stock.  These charges in total reduced net income by $11.5 million and reduced diluted earnings per share by $1.11.  Net income for the fourth quarter of 2007 totaled $2.0 million with diluted earnings per share of $0.19.

For the twelve months ended December 31, 2008, the Company’s net loss was $11.3 million which resulted in a loss per share of $1.10 compared to net income of $7.5 million and diluted earnings per share of $0.69 for the 2007 fiscal year.  During 2008, the Company’s financial results were affected by provisions for losses on loans totaling $26.3 million, other-than-temporary impairments on its investments in Fannie Mae and Freddie Mac preferred stock totaling $4.3 million and a goodwill impairment of $1.2 million.  Combined, these charges reduced year to date net income by $19.9 million and reduced diluted earnings per share by $1.90.

The Company’s results for the fourth quarter of 2008 also included the following:

●	risk-based capital ratio of 13.21% remained above the required ratio to be considered well-capitalized of 10.00% and
●	gross loans increased $7.7 million or 1.0% from September 30, 2008 primarily due to increases in commercial and industrial loans.

Chairman’s Comments

“This has been a quarter and year that was heavily influenced by the economy,” said Thomas F. Prisby, Chairman and CEO.  “Declining market values and restricted cash flows have affected all segments of the loan portfolio especially our construction and land development portfolio.  We have always been diligent in the valuation of our problem assets and the fourth quarter of 2008 was no exception.  Based upon new appraisals and discussions with borrowers to obtain current cash flows, we created our own cash analyses and recorded charge-offs on collateral dependent loans or established impairment reserves we believe to be appropriate given current economic conditions.  We continue to analyze all segments of our loan portfolio and reduce our existing credit risk by diversifying away from construction and land development loans, hospitality loans, and loan syndications and purchased participations.”

CFS Bancorp, Inc. - Page 2 of 11

Mr. Prisby continued, “Our core operations are strong and our risk-based capital ratio is at 13.21%, which is in excess of the regulatory capital definition for “well-capitalized” at 10%.  Our expectations for 2009 are positive.  We intend to maintain a strong liquidity level and target capital ratios in excess of “well-capitalized”.  An improved performance management program in 2009 will continue to set high performance expectations for deposit and loan growth.  What we cannot control is the economic pressures facing our industry, communities and customers.  We intend to cooperatively work with all borrowers to help ease the burdens 2009 may bring.”

Net Interest Income

    The net interest margin was 3.34% for the fourth quarter of 2008 compared to 3.47% for the third quarter of 2008 and 3.06% for the fourth quarter of 2007.  The Company’s net interest income decreased to $8.7 million for the fourth quarter of 2008 compared to $8.9 million for the third quarter of 2008 and increased compared to $8.4 million for the fourth quarter of 2007.  The net interest income for the fourth quarter of 2008 was negatively affected by lower interest rates on the Company’s interest-earning assets due to lower market rates coupled with an increase in non-performing loans.

    Interest income decreased 3.7% to $13.8 million for the fourth quarter of 2008 compared to $14.4 million for the third quarter of 2008 and $17.2 million for the fourth quarter of 2007.  The decrease from the third quarter of 2008 was primarily related to the increase in non-performing loans by $6.9 million coupled with a decrease in the weighted-average yield earned on other interest-earning assets.  The decrease from the fourth quarter of 2007 was a combination of a 4.6% decrease in the average balance of interest-earning assets and a 99 basis point decrease in the weighted-average yield earned on interest-earning assets resulting from lower interest rates during 2008.

    Interest expense decreased 6.3% to $5.1 million for the fourth quarter of 2008 from $5.5 million for the third quarter of 2008 and 42.2% from $8.8 million for the fourth quarter of 2007.  The decrease from the third quarter of 2008 was primarily related to a 20 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities.  The Company’s interest expense on deposits and short-term borrowings was positively affected by decreases in interest rates during 2008.  The decrease from the fourth quarter of 2007 was primarily the result of a 3.6% decrease in the average balances of interest-bearing liabilities and a 147 basis point decrease in the Company’s weighted-average cost of interest-bearing liabilities resulting from lower interest rates and a $645,000 decrease in the amortization of the deferred premium on the early extinguishment of Federal Home Loan Bank (FHLB) debt from the fourth quarter of 2007.

    The Company’s cost of borrowings decreased to 3.27% for the fourth quarter of 2008 compared to 4.44% for the third quarter of 2008 and 6.23% for the fourth quarter of 2007.  The cost of borrowings was a result of lower rates on the repricing of the Company’s FHLB debt during 2008 and decreased amortization of the deferred premium on the early extinguishment of FHLB debt which is included in total interest expense on borrowings.  The premium amortization adversely affected the Company’s net interest margin by 8 basis points, 11 basis points and 31 basis points, respectively, for the fourth quarter of 2008, the third quarter of 2008 and the fourth quarter of 2007.  The Company’s interest expense on borrowings is detailed in the tables below for the periods indicated.

CFS Bancorp, Inc. - Page 3 of 11

				Change from
	Three Months Ended			December 31, 2007
	December 31,	September 30,	December 31,	to December 31, 2008
	2008	2008	2007	$	%
	(Dollars in thousands)
Interest expense on short-term borrowings at contractual rates	$63	$129	$156	$(93)	(59.6)%
Interest expense on FHLB borrowings at contractual rates	1,047	1,000	1,445	(398)	(27.5)
Amortization of deferred premium	206	270	851	(645)	(75.8)
Total interest expense on borrowings	$1,316	$1,399	$2,452	$(1,136)	(46.3)

    The interest expense related to the premium amortization on the early extinguishment of FHLB debt continues to have a smaller impact on the Company’s weighted-average cost of interest-bearing liabilities and is expected to be $72,000, $61,000, $24,000 and $17,000 before taxes in the quarters ending March 31, June 30, September 30, and December 31, 2009, respectively.  The premium amortization will be fully recognized as of December 31, 2009.

Non-Interest Income and Non-Interest Expense

    The Company’s non-interest income for the fourth quarter of 2008 was negatively affected by a $282,000 other-than-temporary impairment equal to the remaining book value of the Company’s investments in Fannie Mae and Freddie Mac preferred stock.  In addition, the Company’s income from its investment in Bank-owned life insurance decreased by $177,000 from the third quarter of 2008 as a result of the underwriter’s other-than-temporary impairments on certain investments underlying the policy.  Service charges and other fees decreased 8.2% from September 30, 2008 primarily due to a decrease in the volume of non-sufficient funds items.  Service charges and other fees decreased from December 31, 2007 due to reduced volume of returned items coupled with a decrease in total credit enhancement fees.

    Non-interest expense for the fourth quarter of 2008 increased to $9.8 million compared to $8.7 million for the third quarter of 2008 and $8.1 million for the fourth quarter of 2007.  Compensation and employee benefits increased during the fourth quarter of 2008 primarily due to a $106,000 increase in compensation and mandatory benefits related to an increase in the number of employees during the fourth quarter.  During the fourth quarter of 2008, Citizens Financial Bank made a principal prepayment of $2.8 million on a loan relating to its Employee Stock Ownership Plan (ESOP).  The additional principal payment was made to satisfy the 4.1% minimum funding requirement the Company agreed to upon modification of the ESOP loan in March 2007 and to minimize the impact of this funding requirement in 2009.  As a result of the principal payment, the Company’s ESOP expense during the fourth quarter of 2008 increased $539,000 from the third quarter of 2008.  Partially offsetting the above increase, the decrease in the Company’s stock price at December 31, 2008 resulted in a $713,000 decrease in compensation expense related to the Rabbi Trust deferred compensation plans relating to the quarterly revaluation of the Company’s common stock held in these plans.  Pension expense decreased during the fourth quarter of 2008 by $388,000 based on information the Company received from its plan administrator with respect to its annual funding requirements.

    Net occupancy expense decreased from the third quarter of 2008 due to a reduction in general maintenance on the Bank’s office locations as well as costs involved when the Bank’s Lending Operations Department vacated leased space in September 2008 and moved into existing Bank-owned

CFS Bancorp, Inc. - Page 4 of 11

premises.  Furniture and equipment expense increased from the third quarter of 2008 due to software costs.  Professional fees increased primarily due to legal services relating to the review of the recent programs initiated by the U.S. Government and other general corporate matters.  Other general and administrative expenses increased primarily due to a $1.2 million goodwill impairment as a result of the Company’s year-end impairment analysis required under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

    The Company’s efficiency ratio for the fourth quarter of 2008 was 91.3% compared to 107.7% for the third quarter of 2008 and 68.83% for the fourth quarter of 2007.  The Company’s efficiency ratio for the fourth quarter of 2008 was negatively affected by the impairment of Fannie Mae and Freddie Mac preferred stock and the goodwill impairment as previously discussed.  The Company’s core efficiency ratios were 76.9%, 73.6%, and 67.0%, respectively, for the fourth quarter of 2008, the third quarter of 2008 and the fourth quarter of 2007.  The core efficiency ratio was negatively affected by the increased non-interest expense coupled with lower amortization of the deferred premium on the early extinguishment of debt when compared to the prior periods.  The efficiency ratio and the core efficiency ratio calculations are presented in the last table of this press release.

    Management has historically used an efficiency ratio that is a non-GAAP financial measure of operating expense control and operating efficiency.  The efficiency ratio is typically defined as the ratio of non-interest expense to the sum of non-interest income and net interest income.  Many financial institutions, in calculating the efficiency ratio, adjust non-interest income (as calculated under GAAP) to exclude certain component elements, such as gains or losses on sales of securities and assets.  Management follows this practice to calculate our core efficiency ratio and utilizes this non-GAAP measure in its analysis of the Company’s performance.  The core efficiency ratio is different from the GAAP-based efficiency ratio.  The GAAP-based measure is calculated using non-interest expense, net interest income and non-interest income as presented on the consolidated statements of income.

    The Company’s core efficiency ratio is calculated as non-interest expense less goodwill impairment divided by the sum of net interest income, excluding the deferred premium amortization related to the early extinguishment of debt, and non-interest income, adjusted for gains or losses on the sale of securities and other assets.  Management believes that the core efficiency ratio enhances investors’ understanding of the Company’s business and performance.  The measure is also believed to be useful in understanding the Company’s performance trends and to facilitate comparisons with the performance of others in the financial services industry.  Management further believes the presentation of the core efficiency ratio provides useful supplemental information, a clearer understanding of the Company’s financial performance, and better reflects the Company’s core operating activities.

    The risks associated with utilizing operating measures (such as the efficiency ratio) are that various persons might disagree as to the appropriateness of items included or excluded in these measures and that other companies might calculate these measures differently.  Management of the Company compensates for these limitations by providing detailed reconciliations between GAAP information and its core efficiency ratio within the last table of this press release; however, these disclosures should not be considered as an alternative to GAAP.

Asset Quality

    The Company’s provision for losses on loans was $16.9 million for the fourth quarter of 2008 compared to $1.4 million for the third quarter of 2008 and $1.1 million for the fourth quarter of 2007.

CFS Bancorp, Inc. - Page 5 of 11

The increase in the fourth quarter 2008 provision reflects reduced collateral valuations on non-performing loans as well as a $1.5 million increase in general reserves.  During the fourth quarter of 2008, net charge-offs totaled $10.0 million.  These net charge-offs included partial charge-offs of $8.8 million related to six construction and land development loans that totaled $24.3 million prior to the charge-offs and $842,000 related to five lending relationships collateralized by commercial real estate that totaled $5.9 million.  Of the total net charge-offs during the fourth quarter of 2008, $8.5 million related to loan syndications and purchased participations.  In addition, the Company established impairment reserves of $5.5 million on three hospitality loans totaling $17.7 million.

    The Company’s allowance for losses on loans was $15.6 million at December 31, 2008 and $8.0 million at December 31, 2007.  The Company’s non-performing loans increased $25.1 million to $54.7 million from December 2007 primarily as a result of an $18.8 million increase in non-performing non-owner occupied commercial real estate loans and a $4.5 million increase in non-performing construction and land development loans.  The Company’s non-performing loans at December 31, 2008 included $21.3 million non-performing syndication loans and participations that the Bank purchased prior to 2008 and that relate to seven borrowers.  Non-performing commercial construction and land development loans represented 35.3% of total non-performing assets at December 31, 2008.

    The ratio of allowance for losses on loans to total loans increased to 2.07% at December 31, 2008 from 1.01% at December 31, 2007 primarily as a result of the increased provision for losses on loans during 2008 coupled with a decrease in the outstanding balance of the Company’s loan receivables.  The ratio of allowance for losses on loans to total non-performing loans was 28.44% and 27.11%, respectively at December 31, 2008 and December 31, 2007.  When management evaluates a non-performing collateral dependent loan and identifies a collateral shortfall, management will charge-off the collateral shortfall.  As a result, the Company is not required to maintain an allowance for losses on loans on these loans as the loan balance has already been written down to its net realizable value (fair value less estimated costs to sell the collateral.)  The above ratios have been negatively affected by partial charge-offs of $16.8 million on $26.0 million of collateral dependent non-performing loans through December 31, 2008 and impairment reserves totaling $5.9 million on other non-performing loans at December 31, 2008.

    The Company maintains the allowance for losses on loans at a level that management believes is sufficient to absorb credit losses inherent in the loan portfolio.  The allowance for losses on loans represents management’s estimate of inherent losses existing in the loan portfolio that are both probable and reasonable to estimate at each balance sheet date and is based on its review of available and relevant information.  Management believes that at December 31, 2008 the allowance for losses on loans was adequate based on its review of historical loss experience, levels of delinquencies, economic conditions and the review of relevant and available information for specific loans.

Balance Sheet

    At December 31, 2008, the Company’s total assets were $1.12 billion compared to $1.15 billion at December 31, 2007.

    The Company’s loans receivable decreased 5.4% to $750.0 million at December 31, 2008 from $793.1 million at December 31, 2007 primarily due to a $46.6 million, or 39.7%, decrease in commercial construction and land development loans as the Company continues to reduce its exposure in this segment of the loan portfolio.

CFS Bancorp, Inc. - Page 6 of 11

    Securities available-for-sale totaled $251.3 million at December 31, 2008 compared to $224.6 million at December 31, 2007.  During the first quarter of 2008, the Company took advantage of a steepening yield curve and market imbalances by borrowing $30.0 million and investing the funds in higher yielding securities.

    Deposits decreased to $824.1 million at December 31, 2008 from $863.3 million at December 31, 2007.  The decrease was primarily a result of a $21.7 million decrease in non-municipal certificates of deposit and a $13.7 million decrease in non-municipal core deposits.  Tightening liquidity in the financial services sector has resulted in increased interest rates paid on certificates of deposit and money market accounts and made balances in these types of accounts more vulnerable to above market rates paid by institutions facing liquidity issues.  The Company continues to be disciplined in pricing these deposits.  The Company’s deposits consisted of the following as of the dates indicated:

	December 31, 2008	December 31, 2007
	(Dollars in thousands)
Core deposits	$409,184	$422,880
Certificates of deposit	356,227	377,929
Subtotal non-municipal deposits	765,411	800,809
Municipal core deposits	39,221	45,660
Municipal certificates of deposit	19,465	16,803
Subtotal municipal deposits	58,686	62,463
Total deposits	$824,097	$863,272

    The Company’s borrowed money increased to $172.9 million at December 31, 2008 from $135.5 million at December 31, 2007.  The Company’s borrowed money consisted of the following as of the dates indicated:

	December 31, 2008	December 31, 2007
	(Dollars in thousands)
Short-term variable-rate borrowings and repurchase agreements	$28,312	$24,014
Gross FHLB borrowings	144,799	113,072
Unamortized deferred premium	(174)	(1,627)
Total borrowed money	$172,937	$135,459

    Stockholders’ equity at December 31, 2008 was $111.8 million compared to $130.4 million at December 31, 2007.  The decrease during 2008 was primarily due to:

•	a net loss of $11.3 million;
•	cash dividends declared during 2008 totaling $4.2 million;
•	repurchases of shares of the Company’s common stock during 2008 totaling $3.0 million; and
•	a decrease in accumulated other comprehensive income of $2.6 million.

    During 2008, the Company repurchased 208,113 shares of its common stock at an average price of $14.40 per share, of which 81,388 shares were purchased pursuant to the repurchase plan approved in March 2008.  At December 31, 2008, the Company had 448,612 shares remaining to be repurchased

CFS Bancorp, Inc. - Page 7 of 11

under this plan.  Since its initial public offering, the Company has repurchased an aggregate of 14,054,160 shares of its common stock at an average price of $12.23 per share.

    The regulatory capital ratios of the Bank continued to exceed all regulatory requirements.  At December 31, 2008, the Bank remained “well-capitalized” under the Office of Thrift Supervision’s regulatory capital guidelines with a total capital to risk-weighted assets equal to 13.21% compared to 13.93% at December 31, 2007.

    CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank that provides business and personal banking services and currently operates 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company maintains a website at www.citz.com.

#   #   #

This press release contains certain forward-looking statements and information relating to the Company that is based on the beliefs of management as well as assumptions made by and information currently available to management.  These forward-looking statements include but are not limited to statements regarding general economic conditions, expectations for 2009, interest rate environment, credit environment, earnings and per share data, dividends, efficiency ratio levels, loan and deposit growth, diversification of the loan portfolio, non-performing asset levels, interest on loans, asset yields and cost of funds, net interest income, net interest margin, effect of the prime lending rate, non-interest income, non-interest expense, the expected effect of amortization of deferred premium on the FHLB debt and other risk factors identified in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.  In addition, the words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties, assumptions and changes in circumstances.  Forward-looking statements are not guarantees of future performance or outcomes, and actual results or events may differ materially from those included in these statements.  The Company does not intend to update these forward-looking statements.

#   #   #

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA FOLLOW

CFS Bancorp, Inc. - Page 8 of 11

CFS BANCORP, INC.
Highlights (Unaudited)
(Dollars in thousands, except per share data)

		Three Months Ended					Year Ended
EARNINGS HIGHLIGHTS AND PERFORMANCE RATIOS (1)		December 31, 2008		September 30, 2008		December 31, 2007	December 31, 2008		December 31, 2007
Net income/(loss)		$(9,740)		$(1,039)		$2,035	$(11,295)		$7,525
Basic earnings/(loss) per share		(0.95)		(0.10)		0.20	(1.10)		0.71
Diluted earnings/(loss) per share		(0.95)		(0.10)		0.19	(1.10)		0.69
Cash dividends declared per share		0.04		0.12		0.12	0.40		0.48
Return on average assets		(3.45	) %	(0.37	) %	0.69%	(0.99	) %	0.62%
Return on average equity		(32.17)		(3.36)		6.18	(8.93)		5.78
Average yield on interest-earning assets		5.30		5.60		6.29	5.67		6.39
Average cost on interest-bearing liabilities		2.21		2.41		3.68	2.65		3.82
Interest rate spread		3.09		3.19		2.61	3.02		2.57
Net interest margin		3.34		3.47		3.06	3.32		3.02
Average equity to average assets (2)		10.72		11.17		11.14	11.14		10.75
Average interest-earning assets
to average interest-bearing liabilities (2)		112.89		113.55		113.98	113.07		113.27
Non-interest expense to average assets		3.46		3.13		2.74	3.01		2.76
Efficiency ratio (3)		91.26		107.67		68.83	84.38		73.34
Market price per share of common stock
for the period ended:	Closing	$3.90		$9.25		$14.69	$3.90		$14.69
	High	10.31		11.84		14.89	14.93		15.12
	Low	3.50		8.10		14.09	3.50		13.93

STATEMENT OF CONDITION HIGHLIGHTS (at period end)						December 31, 2008	September 30, 2008		December 31, 2007
Total assets						$1,121,855	$1,113,418		$1,150,278
Loans receivable, net of unearned fees						749,973	742,298		793,136
Total deposits						824,097	832,223		863,272
Total stockholders' equity						111,809	121,101		130,414
Book value per common share						10.47	11.34		12.18
Non-performing loans						54,701	47,799		29,600
Non-performing assets						57,943	51,146		30,762
Allowance for losses on loans						15,558	8,664		8,026
Non-performing loans to total loans						7.29%	6.44%		3.73%
Non-performing assets to total assets						5.16	4.59		2.67
Allowance for losses on loans to non-performing loans						28.44	18.13		27.11
Allowance for losses on loans to total loans						2.07	1.17		1.01

Employees (FTE)						322	310		303
Banking centers and offices						22	22		22

		Three Months Ended					Year Ended
AVERAGE BALANCE DATA		December 31, 2008		September 30, 2008		December 31, 2007	December 31, 2008		December 31, 2007
Total assets		$1,123,477		$1,103,127		$1,171,519	$1,135,793		$1,210,327
Loans receivable, net of unearned fees		755,960		728,312		808,982	753,500		806,626
Total interest-earning assets		1,038,235		1,021,029		1,087,772	1,050,615		1,130,957
Total liabilities		1,003,037		979,934		1,040,956	1,009,254		1,080,229
Total deposits		828,053		839,378		867,115	847,363		884,259
Interest-bearing deposits		762,037		775,960		800,200	784,087		819,944
Non-interest bearing deposits		66,016		63,418		66,915	63,276		64,315
Total interest-bearing liabilities		919,698		899,218		954,315	929,199		998,439
Stockholders' equity		120,440		123,193		130,563	126,539		130,098
(1) Ratios are annualized where appropriate.
(2) Ratios calculated on average balances for the periods presented.
(3) See calculations in the last table of this press release.

CFS Bancorp, Inc. - Page 9 of 11

CFS BANCORP, INC.
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	For the Three Months Ended			Year Ended
	December 31, 2008	September 30, 2008	December 31, 2007	December 31, 2008	December 31, 2007
Interest income:
Loans	$10,390	$10,739	$13,860	$45,213	$56,678
Securities	3,144	3,278	2,650	12,673	12,684
Other	295	347	730	1,653	2,879
Total interest income	13,829	14,364	17,240	59,539	72,241

Interest expense:
Deposits	3,799	4,058	6,393	18,099	26,222
Borrowings	1,316	1,399	2,452	6,557	11,912
Total interest expense	5,115	5,457	8,845	24,656	38,134
Net interest income	8,714	8,907	8,395	34,883	34,107
Provision for losses on loans	16,941	1,441	1,131	26,296	2,328
Net interest income (loss) after provision for losses on loans	(8,227)	7,466	7,264	8,587	31,779

Non-interest income:
Service charges and other fees	1,507	1,640	1,770	6,051	6,795
Card-based fees	397	408	385	1,600	1,489
Commission income	60	88	40	341	147
Available-for-sale security gains (losses), net	(282)	(3,470)	527	(4,265)	536
Other asset gains, net	22	11	9	30	22
Income from bank-owned life insurance	171	349	422	1,300	1,634
Other income	121	124	218	566	892
Total non-interest income (loss)	1,996	(850)	3,371	5,623	11,515

Non-interest expense:
Compensation and employee benefits	4,473	4,510	4,401	17,498	18,406
Net occupancy expense	769	865	634	3,175	2,847
Furniture and equipment expense	706	562	584	2,362	2,241
Data processing	420	387	500	1,749	2,169
Professional fees	476	379	340	1,341	1,540
Marketing	327	289	227	1,002	842
Other general and administrative expenses	2,603	1,683	1,412	7,051	5,414
Total non-interest expense	9,774	8,675	8,098	34,178	33,459

Income (loss) before income taxes	(16,005)	(2,059)	2,537	(19,968)	9,835
Income tax expense (benefit)	(6,265)	(1,020)	502	(8,673)	2,310

Net income (loss)	$(9,740)	$(1,039)	$2,035	$(11,295)	$7,525

Per share data:
Basic earnings (loss) per share	$(0.95)	$(0.10)	$0.20	$(1.10)	$0.71
Diluted earnings (loss) per share	$(0.95)	$(0.10)	$0.19	$(1.10)	$0.69
Cash dividends declared per share	$0.04	$0.12	$0.12	$0.40	$0.48

Weighted-average shares outstanding	10,282,416	10,269,945	10,417,351	10,307,879	10,547,853
Weighted-average diluted shares outstanding	10,414,617	10,406,919	10,694,202	10,508,306	10,842,782

CFS Bancorp, Inc. - Page 10 of 11

CFS BANCORP, INC.
Condensed Consolidated Statements of Condition (Unaudited)
(Dollars in thousands)

	December 31, 2008	September 30, 2008	December 31, 2007
ASSETS
Cash and amounts due from depository institutions	$15,714	$16,328	$25,825
Interest-bearing deposits	3,133	6,095	9,744
Federal funds sold	259	312	3,340
Cash and cash equivalents	19,106	22,735	38,909

Securities available-for-sale, at fair value	251,270	249,636	224,594
Securities held-to-maturity, at cost	6,940	3,500	3,940
Investment in Federal Home Loan Bank stock, at cost	23,944	23,944	23,944

Loans receivable, net of unearned fees	749,973	742,298	793,136
Allowance for losses on loans	(15,558)	(8,664)	(8,026)
Net loans	734,415	733,634	785,110

Interest receivable	4,325	4,584	5,505
Other real estate owned	3,242	3,347	1,162
Office properties and equipment	19,790	19,907	19,326
Investment in bank-owned life insurance	36,606	36,435	36,475
Prepaid expenses and other assets	22,217	15,696	11,313
Total assets	$1,121,855	$1,113,418	$1,150,278

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$824,097	$832,223	$863,272
Borrowed money	172,937	141,146	135,459
Advance payments by borrowers for taxes and insurance	4,320	7,009	3,341
Other liabilities	8,692	11,939	17,792
Total liabilities	1,010,046	992,317	1,019,864

Stockholders' Equity:
Preferred stock, $0.01 par value; 15,000,000 shares authorized	–	–	–
Common stock, $0.01 par value; 85,000,000 shares authorized;
23,423,306 shares issued; 10,674,511, 10,676,483 and
10,705,510 shares outstanding	234	234	234
Additional paid-in capital	188,760	189,966	191,162
Retained earnings	81,976	91,696	97,029
Treasury stock, at cost; 12,616,572, 12,614,993 and
12,583,856 shares	(155,740)	(155,717)	(154,895)
Treasury stock, Rabbi Trust, at cost; 132,223, 131,830 and
133,940 shares	(1,726)	(1,722)	(1,766)
Unallocated common stock held by Employee Stock Ownership Plan	(832)	(2,892)	(3,126)
Accumulated other comprehensive income (loss), net of tax	(863)	(464)	1,776
Total stockholders' equity	111,809	121,101	130,414

Total liabilities and stockholders' equity	$1,121,855	$1,113,418	$1,150,278

CFS Bancorp, Inc. - Page 11 of 11

CFS BANCORP, INC.
Efficieny Ratio Calculations (Unaudited)
(Dollars in thousands)

	Three Months Ended
	December 31, 2008	September 30, 2008	December 31, 2007
Efficiency Ratio:
Non-interest expense	$9,774	$8,675	$8,098

Net interest income plus non-interest income	$10,710	$8,057	$11,766

Efficiency ratio	91.26%	107.67%	68.83%

Core Efficiency Ratio:
Non-interest expense	$9,774	$8,675	$8,098
Adjustment for goodwill impairment	(1,185)	-	-
Non-interest expense - as adjusted	$8,589	$8,675	$8,098

Net interest income plus non-interest income	$10,710	$8,057	$11,766

Adjustments:
Net realized (gains)/losses on securities available-for-sale	282	3,470	(527)
Net realized gains on sales of assets	(22)	(11)	(9)
Amortization of deferred premium	206	270	851
Net interest income plus non-interest income - as adjusted	$11,176	$11,786	$12,081

Core efficiency ratio	76.85%	73.60%	67.03%

		Year Ended
		December 31, 2008	December 31, 2007
Efficiency Ratio:
Non-interest expense		$34,178	$33,459

Net interest income plus non-interest income		$40,506	$45,622

Efficiency ratio		84.38%	73.34%

Core Efficiency Ratio:
Non-interest expense		$34,178	$33,459
Adjustment for goodwill impairment		(1,185)	-
Non-interest expense - as adjusted		$32,993	$33,459

Net interest income plus non-interest income		$40,506	$45,622

Adjustments:
Net realized (gains)/losses on securities available-for-sale		4,265	(536)
Net realized gains on sales of assets		(30)	(22)
Amortization of deferred premium		1,452	4,540
Net interest income plus non-interest income - as adjusted		$46,193	$49,604

Core efficiency ratio		71.42%	67.45%